Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2009, relating to the financial statements of CEC Entertainment, Inc and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended December 28, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Dallas, Texas
November 2, 2009